                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                 ______________


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)   NOVEMBER 8, 1999
                                                  -----------------


                          RAVISENT TECHNOLOGIES INC.
                         -----------------------------
              (Exact name of registrant as specified in charter)


DELAWARE                           000-26287                 23-2763854
--------                           ---------                 ----------
(State of other jurisdiction       (Commission               (IRS Employer
of incorporation)                  File Number)              Identification No.)


One Great Valley Parkway, Malvern, Pennsylvania        19355
-----------------------------------------------        -----
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code    (800) 700-0362
                                                      --------------


                                Not Applicable
                                --------------
        (Former name or former address, if changed since last report.)

ITEM 2  ACQUISITION OR DISPOSITION OF ASSETS.

     (a) On November 8, 1999, RAVISENT Technologies Inc., a Delaware corporation ("Ravisent") completed the acquisition of Teknema, Inc. ("Teknema") by the statutory merger (the "Merger") of Teknema with and into RVST Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Ravisent ("Merger Sub") pursuant to the terms of a definitive agreement dated October 8, 1999 by and among Ravisent, Merger Sub, Teknema and certain security holders of Teknema (the "Agreement").

     In accordance with the terms of the Agreement, Ravisent has acquired all outstanding shares in the capital stock of Teknema and assumed all outstanding options to purchase shares in the capital stock of Teknema (the "Assumed Options") for an aggregate 803,751 shares of common stock of Ravisent ("Ravisent Common Stock") (including shares reserved for issuance upon exercise of Assumed Options) having a fair market value of $12,401,878 and approximately $2,500,000 in cash. The estimated transaction costs incurred by the company are
approximately $1,000,000.   The merger is being accounted for using the purchase
method of accounting. The shares of Ravisent Common Stock issued to the Teknema shareholders were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Act"), and the shares of Ravisent Common Stock issuable upon exercise of the Assumed Options will be registered under the Act pursuant to a registration statement on Form S-8. Pursuant to the Agreement, an aggregate of 26,622 shares of Ravisent Common Stock, approximately $250,000 in cash and 53,758 options to acquire Ravisent Common Stock, representing in the aggregate, 10% of the total consideration paid by Ravisent in the Merger, will be held in escrow to compensate Ravisent for certain losses and taxes that may arise as a result of the Merger. This escrow arrangement will expire on the first anniversary of the Merger. Additional information regarding Teknema and the terms of the Merger are set forth in the Agreement. The description of the agreements set forth herein does not purport to be complete and is qualified in its entirety by reference to the provisions of the definitive agreements.

     The terms of the agreement were negotiated on an arms length basis. The valuation used in determining the consideration paid by Ravisent in the Merger was calculated by three methodologies: (i) Discounted cash flow analysis; (ii) Comparable company valuations and their revenue, EBIT and net income multiples; and (iii) Ravisent revenue, EBIT and net income multiples. Teknema's assets consisted mainly of intellectual property. The source of funds paid as partial consideration by Ravisent in the Acquisition consisted of cash on hand from Ravisent's recent initial public offering.

     In addition, Ravisent paid signing bonuses totaling $1,280,000 in connection with the Merger which will be expensed in the current month. Prior to the Merger, Ravisent loaned Teknema $1,000,000 for working capital purposes, which will be converted into an intercompany note following the Merger.

     (b) Teknema is an Internet technology company dedicated to developing software and solutions for the emerging market for information appliances. Teknema sells Internet television set-top hardware and software technology through intellectual property licenses and OEM agreements with telecommunications companies and Internet service providers. Ravisent plans to continue the business carried on by Teknema in the manner in which it was conducted prior to the Merger.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)       Financial Statements of Business Acquired.

          It is impractical to provide the required financial information at the time of filing this report. The required financial information will be filed by amendment to this Form 8-K not later than January 7, 2000.

(b)       Pro Forma Finanical Information.

          It is impractical to provide the required pro forma financial information at the time of filing this report. The required pro forma financial information will be filed by amendment to this Form 8-K not later than January 7, 2000.


(c) EXHIBITS: The following documents are filed as exhibits to this report:

          1. Exhibit (2.4) - Agreement and Plan of Reorganization dated as of October 8, 1999 by and among Ravisent, Merger Sub, Teknema and certain securityholders of Teknema listed therein (the "Merger Agreement") together with Exhibit B thereto (Calculation of Exchange Ratios and Cash Consideration) and Exhibit F thereto (form of Lock-Up Agreement). All other exhibits to the Merger Agreement are immaterial and have been excluded, as well as all schedules; such exhibits and schedules will be furnished supplementally upon request by the Securities and Exchange Commission.

          2. Exhibit (99.1) - Press Release, dated October 11, 1999, issued by RAVISENT Technologies Inc. announcing the execution of a definitive agreement to acquire Teknema, Inc.

                                 EXHIBIT INDEX

EXHIBIT
-------


(2.4) Agreement and Plan of Reorganization dated as of October 8, 1999 by and among Ravisent, Merger Sub, Teknema and certain securityholders of Teknema listed therein.

(99.1) Press Release, dated October 11, 1999, issued by RAVISENT Technologies Inc. announcing the signing of a definitive agreement to acquire Teknema, Inc.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    RAVISENT TECHNOLOGIES INC.
                                    (Registrant)

                                        /s/ Francis E.J. Wilde III
Date:  November 22, 1999            By:_____________________________________
                                       Francis E.J. Wilde III, President and
                                       Chief Executive Office

                                       5